UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2017

CSX CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	1-08022	62-1051971
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Water Street, 15th Floor, Jacksonville, Florida		32202
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (904) 359-3200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported, on October 25, 2017, Cindy M. Sanborn, Executive Vice President and Chief Operating Officer, and Fredrik J. Eliasson, Executive Vice President and Chief Sales and Marketing Officer, notified the Board of Directors (the “Board”) of CSX Corporation (“CSX” or the “Company”) of their intention to resign from the Company and from their respective positions with the Company effective November 15, 2017. Additionally, on October 25, 2017, Ellen M. Fitzsimmons, Executive Vice President, Law and Public Affairs, General Counsel and Corporate Secretary, notified the Board of her intention to retire from the Company and resign her positions with the Company effective November 15, 2017.

On November 14, 2017, the Company entered into a Separation Agreement with each of Ms. Sanborn, Mr. Eliasson and Ms. Fitzsimmons. The Separation Agreements provide that each of Ms. Sanborn, Mr. Eliasson and Ms. Fitzsimmons will receive substantially the benefits set forth in the Company’s Section 16 Officer Severance Plan, consisting of: (1) a lump sum cash payment equal to two times the employee’s then base salary, (2) a lump sum payment of 100% of the employee’s target incentive opportunity for the year of separation, (3) credit for an additional three years of age and two years of service for purposes of calculating the employee’s pension benefit and (4) pro-rata vesting of the employee’s unvested equity awards, with any performance-based awards remaining subject to satisfaction of pre-established performance goals, except that the performance award under the Company’s 2017 Management Incentive Compensation Plan will be paid at 200% of the employee’s target incentive opportunity; provided, however, that Mr. Eliasson will receive a portion of the payments described above periodically during the year following his separation from the Company rather than in a lump sum. In addition, notwithstanding the effective date of their resignations, each of Ms. Sanborn, Mr. Eliasson and Ms. Fitzsimmons will continue to receive their respective compensation and benefits through February 15, 2018, during which time they will support the Company’s management transition.

On November 8, 2017, the Board extended the coverage of the Company’s Section 16 Officer Severance Plan through February 22, 2019 for Frank A. Lonegro, the Company’s Executive Vice President and Chief Financial Officer. The Severance Plan provides eligible employees with severance payments and benefits in the event that an eligible employee’s employment with the Company or one of the Company’s subsidiaries is terminated either (a) involuntarily by the Company for any reason other than “for cause”, or (b) voluntarily by the eligible employee for “good reason.” As discussed above, the severance payments and benefits to be provided, subject to the employee’s execution of a release of claims, are as follows: (1) a lump sum cash payment equal to two times the employee’s then base salary, (2) a lump sum payment of one times the employee’s target bonus for the year of separation, (3) credit for an additional three years of age and two years of service for purposes of calculating the employee’s pension benefit and (4) pro-rata vesting of the employee’s unvested equity awards with any performance-based awards remaining subject to satisfaction of pre-established performance goals. Absent such extension, Mr. Lonegro’s coverage under the Section 16 Officer Plan would have expired on February 22, 2018.

The above summaries of the Separation Agreements and the Company’s Section 16 Officer Severance Plan do not purport to be complete and are qualified in their entirety by reference to the full text of the Separation Agreement between each of Ms. Sanborn, Mr. Eliasson and Ms. Fitzsimmons and the Company, copies of which are attached hereto as Exhibits 10.1, 10.2 and 10.3, and the Company’s Section 16 Officer Severance Plan, a copy of which was attached as Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 27, 2017. Each of the Separation Agreements and the Company’s Section 16 Officer Severance Plan are incorporated by reference in this Current Report on Form 8-K.

Item 8.01.	Other Events.

In connection with the promotion of Nathan D. Goldman, the Company’s Vice President, Risk Compliance and General Counsel, to Executive Vice President, Chief Legal Officer and Corporate Secretary, effective November 15, 2017, the Board granted Mr. Goldman coverage under the Section 16 Officer Severance Plan through February 22, 2019.

Item 9.01.	Exhibits.

(d)

10.1	Employment Separation Agreement and Release, dated as of November 14, 2017, between CSX Corporation and Cindy M. Sanborn.

10.2	Employment Separation Agreement and Release, dated as of November 14, 2017, between CSX Corporation and Fredrik J. Eliasson.

10.3	Employment Separation Agreement and Release, dated as of November 14, 2017, between CSX Corporation and Ellen M. Fitzsimmons.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CSX CORPORATION

By:	/s/ Nathan D. Goldman
Name:	Nathan D. Goldman
Title:	Executive Vice President, Chief Legal Officer and
Corporate Secretary

DATE: November 15, 2017